                                                                    Exhibit 23.2


                        CONSENT OF INDEPENDENT AUDITORS


         We consent to the reference to our firm under the caption "Experts" in Amendment No. 1 to the Registration Statement (Form S-3) and related Prospectus of UTI Energy Corp. for the registration of 1,150,000 shares of Common Stock of UTI Energy Corp., options to purchase 78,000 shares of its common stock, 78,000 shares of its common stock issuable upon exercise of the options and preferred stock purchase rights attached to the common stock, and to the incorporation by reference therein of our report dated February 11, 2000, with respect to the consolidated financial statements and schedule of UTI Energy Corp. included in its Annual Report (Form 10-K/A) for the year ended December 31, 1999, filed with the Securities and Exchange Commission.


                                                               Ernst & Young LLP


Houston, Texas
September 12, 2000